Exhibit 99.1

FOR IMMEDIATE RELEASE CONTACT:	AirNet Systems, Inc. Gary Qualmann (614) 409-4832	InvestQuest, Inc. Bob Lentz (614) 876-1900
AirNet Systems, Inc. Reports First Quarter 2007 Results
COLUMBUS, Ohio (May 11, 2007) AirNet Systems, Inc. (AMEX: ANS) today reported net income of $1.9 million, or $0.18 per diluted share, for the first quarter 2007 versus $1.7 million, or $0.17 per diluted share, for the same period a year ago.
Total net revenues were $41.5 million for the three months ended March 31, 2007 compared to $42.7 million for the same period last year. A $1.8 million decline in Bank Services revenues compared to the first quarter 2006 was partially offset by a combined increase of $0.6 million in net revenues for Express Services and Aviation Services versus the first quarter 2006.
Income from continuing operations before income taxes was $2.0 million for the first quarter 2007 versus $3.0 million for the comparable period in 2006. First quarter 2007 income from continuing operations benefited from a $0.9 million gain on disposition of aircraft, primarily reflecting the excess of insurance proceeds over the net book value of the aircraft. Excluding the gain on aircraft disposition, income from continuing operations before income taxes for the first quarter 2007 was $1.1 million compared to $3.0 million for the same period in 2006.
First Quarter 2007 Results
Revenues
Bank Services net revenues decreased approximately 6% to $26.5 million for the first quarter 2007 from $28.3 million for the same period last year. The results reflect a net decline of approximately 22% in total pounds shipped per flying day for Bank Services compared to the first quarter 2006 and a 4% decline in fuel surcharge revenues.
Express Services net revenues for the first quarter 2007 were $14.2 million compared to $14.0 million for the same period in the prior year. This increase was principally due to the higher average weight per shipment in the first quarter 2007 and rate increases compared to the same period last year. Fuel surcharge revenues were approximately $0.4 million, or 18%, below the first quarter 2006.
Costs and Expenses
Total costs and expenses were $39.4 million for the first quarter 2007 and $39.2 million for the same period last year. As noted above, there was a $0.9 million net gain on the disposition of aircraft in the first quarter 2007. Excluding this net gain on disposition of aircraft, total costs and expenses for the first quarter of 2007 and 2006 were $40.3 million and $39.2 million, respectively, representing an increase of $1.1 million, or 3% above last year.
The increase in total costs and expenses compared to the first quarter 2006 was principally due to higher aircraft maintenance of $7.3 million, which was $3.2 million above the same period last year reflecting the expensing of a significant portion of engine maintenance program payments, major overhauls of certain jet engines not on the manufacturer’s engine maintenance program, scheduled major inspection and component replacements, and costs related to increased retail maintenance services provided to third parties. Additionally, ground courier expense increased $0.7 million to $8.9 million, primarily due to increases in point-to-point surface shipments in response to greater demand for such services from AirNet’s Express Services customers.
Depreciation expense decreased to $1.2 million in the first quarter 2007 from $2.9 million for the comparable period in 2006. This was attributable to the third quarter 2006 impairment charge, which lowered the depreciable asset basis of AirNet’s aircraft, plus lower aircraft engine depreciation due to the decline in engine hours operated compared to the first quarter 2006. Total aircraft fuel expense declined $0.9 million to $6.1 million due to a 7% decrease in the number of hours flown during the first quarter 2007 and approximately 3% lower average fuel prices compared to a year ago. Contracted air costs decreased $0.4 million to $3.8 million versus the first quarter 2006, primarily due to the reduction in use of third-party air operators.
Interest Expense and Total Debt Outstanding
Interest expense was $0.1 million for the first quarter 2007 versus $0.5 million for the first quarter 2006 primarily because of lower average debt outstanding. At March 31, 2007, the Company’s total debt outstanding was $7.5 million compared to $54.6 million on the same date last year.
Income Taxes
The provision for income taxes for the first quarter 2007 was $0.1 million compared to $1.1 million for the same period in 2006. The Company anticipates a lower annual effective tax rate in 2007 due to changes in the valuation allowance for deferred tax assets.
AirNet Systems, Inc.
AirNet Systems, Inc. focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. AirNet’s aircraft are located strategically throughout the United States. To find out more, visit AirNet’s website at www.airnet.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Safe Harbor Statement
Except for the historical information contained in this news release, the matters discussed, including, but not limited to, information regarding future economic performance and plans and objectives of AirNet’s management, are forward-looking statements that involve risks and uncertainties. When used in this document, the words “believe”, “anticipate”, “estimate”, “expect”, “intend”, “may”, “plan(s)”, “project” and similar expressions are intended to be among statements that identify forward-looking statements. Such statements involve risks and uncertainties which could cause actual results to differ materially from any forward-looking statement. The following factors, in addition to those included in the disclosure under the heading “Item 1A — Risk Factors” of Part I of AirNet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, could cause actual results to differ materially from those expressed in our forward-looking statements: potential regulatory changes by the Federal Aviation Administration (“FAA”), Department of Transportation (“DOT”) and Transportation Security Administration (“TSA”), which could increase the regulation of AirNet’s business, or the Federal Reserve, which could change the competitive environment of transporting cancelled checks; changes in check processing and shipment patterns of Bank Services customers; the continued acceleration of migration of AirNet’s Bank Services customers to electronic alternatives to the physical movement of cancelled checks; AirNet’s ability to reduce its cost structure to match declining revenues and operating expenses; disruptions to the Internet or AirNet’s technology infrastructure, including those impacting AirNet’s computer systems and Website; the impact of intense competition on AirNet’s ability to maintain or increase its prices for Express Services (including fuel surcharges in response to rising fuel costs); the impact of prolonged weakness in the United States economy on time-critical shipment volumes; significant changes in the volume of shipments transported on AirNet’s air transportation network, customer demand for AirNet’s various services or the prices it obtains for its services; disruptions to operations due to adverse weather conditions, air traffic control-related constraints or aircraft accidents; potential further declines in the values of aircraft in AirNet’s fleet and any related asset impairment charges; potential changes in locally and federally mandated security requirements; increases in aviation fuel costs not fully offset by AirNet’s fuel surcharge program; acts of war and terrorist activities; the acceptance of AirNet’s time-critical service offerings within targeted Express markets; technological advances and increases in the use of electronic funds transfers; the availability and cost of financing required for operations; insufficient capital for future expansion; and the impact of unusual items resulting from ongoing evaluations of AirNet’s business strategies; as well as other economic, competitive and domestic and foreign governmental factors affecting AirNet’s markets, prices and other facets of its operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Please refer to the disclosure included in “ITEM 1A — RISK FACTORS” of Part I and in the section captioned “Forward-looking statements” in “ITEM 7 — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” of Part II of the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 of AirNet Systems, Inc. (File No. 1-13025) for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in the forward-looking statements.

AIRNET SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited

	Three Months Ended
	March 31,
In thousands, except per share data	2007	2006

NET REVENUES, NET OF EXCISE TAX
Bank services	$26,494	$28,284
Express services	14,214	14,044
Aviation services	804	377

Total net revenues	41,512	42,705

COSTS AND EXPENSES
Aircraft fuel	6,123	6,992
Aircraft maintenance	7,328	4,095
Operating wages and benefits	4,932	4,975
Contracted air costs	3,783	4,169
Ground courier	8,906	8,179
Depreciation	1,246	2,883
Insurance, rent and landing fees	2,138	1,877
Travel, training and other	1,584	1,531
Selling, general and administrative	4,262	4,465
Net (gain) on disposition of assets	(880)	(8)
Total costs and expenses	39,422	39,158

Income from continuing operations before interest and income taxes	2,090	3,547

Interest expense	132	530

Income from continuing operations before income taxes	1,958	3,017
Provision for income taxes	100	1,121

Net income from continuing operations	1,858	1,896

Income (loss) from discontinued operations	—	(209)

Net income	$1,858	$1,687

Income (loss) per common share — basic and diluted:
Continuing operations	$0.18	$0.19
Discontinued operations	—	(0.02)

Net income (loss) per common share — basic and diluted	$0.18	$0.17

Note - Under generally accepted accounting principles (GAAP), a net (gain) on disposition of assets is required to be included in the results of operations. The Company believes that the presentation of this supplemental information, excluding the net (gain) on disposition of assets, is useful and informative to readers in providing a more complete view of AirNet’s operating results.
Reconciliation of GAAP to Non-GAAP Information:

Income from continuing operations before income taxes	$1,958	$3,017
Less: net (gain) on disposition of assets	(880)	(8)

Income from continuing operations before income taxes and net (gain) on disposition of assets (Non-GAAP)	$1,078	$3,009

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